Exhibit 21





                            List of Subsidiaries
                                    of
                                Dahua Inc.





The following entities are the subsidiaries of Dahua Inc.:

  Bauer Invest Inc., a British Virgin Islands corporation; and

  Beijing Dahua Real Estate Development, Ltd.